Exhibit 99.1
Clinical Data Completes Acquisition of Avalon Pharmaceuticals
NEWTON, Mass., May 28, 2009 (BUSINESS WIRE) — Clinical Data, Inc. (Nasdaq: CLDA) today announced the completion of its acquisition of Avalon Pharmaceuticals, Inc. Clinical Data acquired Avalon through an all-stock transaction valued at approximately $10 million, based upon the 15-day volume weighted average price of $12.49 for Clinical Data’s common stock through Monday, October 27, 2008, the date of the definitive merger agreement. As a result of the acquisition, the common stock of Avalon ceased trading at market close on May 28, 2009.
As part of the acquisition, former Avalon stockholders will receive 0.0470 of a share of Clinical Data common stock and a contingent value right (CVR) in exchange for each share of Avalon common stock held by them. Each CVR represents the right to receive up to an additional 0.01175 shares of Clinical Data common stock based on payments received by Avalon or its affiliates (including Clinical Data) under certain Avalon contracts. As a consequence of the receipt of a recent termination payment from Merck under these contracts, each CVR represents the right to receive at least 0.00940 of a share of Clinical Data common stock, payable after June 30, 2010.
About Clinical Data, Inc.
Clinical Data is a global biotechnology company unlocking the potential of genomic discovery, From Targeted Science to Better Healthcare(R). The Company is utilizing its biomarker expertise and intellectual property to develop and commercialize targeted therapeutics, as well as genetic and pharmacogenomic tests to detect serious diseases and help predict drug safety, tolerability, and efficacy, thereby improving health while reducing costs. Clinical Data is leveraging advances in molecular discovery to provide tangible benefits for patients, healthcare professionals and payors worldwide. To learn more, please visit the Company’s website at www.clda.com.
SOURCE: Clinical Data, Inc.
Clinical Data, Inc.
Theresa McNeely, 617-527-9933 x3373
Vice President
Corporate Communications
Copyright Business Wire 2009